THE HARTFORD MUTUAL FUNDS

THE HARTFORD HLS MUTUAL FUNDS

SELLING AGREEMENT

NAME OF BROKER/DEALER:

ADDRESS:

PHONE NUMBER:

HARTFORD FUNDS DISTRIBUTORS, LLC (the “Distributor”) as principal underwriter or distributor and exclusive selling agent for (i) the shares of THE HARTFORD MUTUAL FUNDS, INC. and THE HARTFORD MUTUAL FUNDS II, INC. (each a “Company”), each comprised of separate series (to which additional series may be added by the respective Company from time to time) listed on the attached Appendix A (each; a “Retail Fund” and, collectively, the “Retail Funds”) and (ii) the shares of HARTFORD SERIES FUND, INC. and HARTFORD HLS SERIES FUND II, INC. (also each a “Company”), each comprised of separate series (to which additional series may be added by the respective Company from time to time) listed on the attached Appendix B (each an “HLS Fund” and, collectively, the “HLS Funds,” together with the Retail Funds, the “Funds”) understands that you, the undersigned dealer firm, are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and, on the basis of such understanding, invites you to become a member of the Selling Group to distribute shares of the Funds on the following terms.

1.                                      Regulation: You agree to comply with all applicable provisions of the Investment Company Act of 1940 (the “1940 Act”), as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all the rules and regulations of the Securities and Exchange Commission, state securities (“blue sky”) laws and FINRA.  The FINRA Rules of Fair Practice are incorporated herein as if set forth in full.

2.                                      Orders: An order for shares of any Fund received from you will be confirmed only at the appropriate offering price applicable to that order, as described in the Fund’s then current Prospectus.  The term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same may be amended and supplemented from time to time by the Funds. The procedure relating to orders and the handling thereof will be subject to instructions released by us from time to time consistent with the terms and conditions set forth in the then current Prospectus.  You may transmit net purchase or sale orders for Fund shares (i) manually or (ii) electronically through NSCC pursuant to the applicable NSCC Trust Operating Agreement among the parties.  Manual orders should be transmitted to our office or other offices authorized by us for this purpose.  You or your customer may, however, mail a completed application with a check payable to the Fund directly to the Fund’s shareholder servicing agent (“Transfer Agent”) identified on Appendix D hereto, or by such other method as may be described in the Fund’s then current Prospectus.  All orders are subject to acceptance at the Transfer Agent’s office listed on Appendix D.  The Distributor as agent for the Funds reserves the right in its sole discretion to reject any order.  The minimum initial investment for each Fund is set forth in the Fund’s then current Prospectus.

3.                                      Mixed and Shared Funding. Shares of the HLS Funds may be sold to insurance company separate accounts to serve as the underlying investments for both variable annuity contracts and variable life insurance policies, a practice known as “mixed and shared funding.” Pursuant to an order obtained from the U.S. Securities and Exchange Commission dated November 1, 2000 (File No. 812-11924) (hereinafter “Exemptive Order”), shares of the HLS Funds may also be sold to any trust, plan, account, contract or annuity described in Sections 401(a), 403(a), 403(b), 408(a), 408(b), 414(d), 457(b), 408(k), 501(c)(18) of the Internal Revenue Code of 1986, as amended, or any other trust, plan account, contract or annuity that is determined to be within the scope of U.S. Treasury Regulation 1.817-5(f)(3)(iii) (hereinafter “Qualified Plans”).

4.                                      Suitability and Multiple Classes of Shares: The Funds are offered in more than one class of shares in accordance with the Prospectus.  Purchase of a class of shares is subject to the restrictions and guidelines as stated in the Funds’ then current Prospectus.  You are responsible for determining whether a Fund, and which class of the Fund’s shares, is suitable for your client.  Certain investors, including those affiliated with us and with you (and their families), may have special purchase rights. Refer to the currently effective Prospectus for the Funds.

5.                                      Concessions: In return for your performance of the services set forth in this Agreement on behalf of your customers, the Distributor will pay you compensation under the terms and conditions set forth below:

(a)                                 Any sales charges, dealers’ concessions, service fees, and/or any other fees paid pursuant to a Fund’s Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as amended, will be paid in the amounts and at the times as set forth in the Funds’ current Prospectus or the attached Appendix C.  You hereby acknowledge that a Fund reserves the right to amend, modify, suspend or eliminate any Rule 12b-1 fee at any time.  The Distributor will promptly notify each member of the Selling Group of any change to a Fund’s Rule 12b-1 fee.

(b)                                 Where payment is due hereunder, the Distributor agrees to send payment for dealers’ concessions and payments made in accordance with a Fund’s Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as amended, to your address as it appears on our records.  You must notify us of address changes and promptly negotiate such payments.  Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

(c)                                  The Distributor will not be obligated to pay you any concessions or fees with respect to any share of a Fund that is placed or purchased in your customer accounts after the date this Agreement is terminated pursuant to Section 18 of this Agreement; provided that the Distributor will continue to be obligated to pay the concessions and fees with respect to any share that was considered in the calculation of the concessions and fees prior to or as of the date of such termination including shares that may be subsequently created as a result of dividend reinvestments or capital gains distributions (each individually a “Pre-Termination Share”), for so long as a Pre-Termination Share continues to be held in a customer account and you continue to perform services for such Pre-Termination Share.

With respect to the Retail Funds:

(d)                                 With respect to any Class of shares of the Retail Funds that impose a sales load or a Contingent Deferred Sales Charge (“CDSC”), the Distributor agrees to compensate selling firms at a specified rate and time as disclosed in Appendix C on purchase payments only for those shares which are subject to a sales load or CDSC at the time of investment.  You understand that any CDSC deducted from redemption proceeds shall be the property of the Distributor.

(e)                                  The Distributor reserves the right to reclaim any commission payment from a broker/dealer if the Distributor later determines a sales load or CDSC waiver applied at the time of investment.

(f)                                   Each Retail Fund reserves the right to modify all sales load or CDSC waivers at any time. The Distributor will promptly notify each member of the Selling Group of any modification thereto.

(g)                                  You are responsible for applying the correct sales charge to your customers, as detailed in the current Prospectus.

6.                                      Remittance: Remittance by dealers should be made by check or wire, payable to the appropriate Fund (not to us) and sent to the Funds’ Transfer Agent.  Payments must be received promptly pursuant to FINRA rules and regulations; otherwise the right is reserved, without notice, to cancel the sale. In such event you will be held responsible for any loss to the Fund, or to us, including the loss of profit resulting from your failure to make payment.

7.                                      Selling Group Activities: In addition to purchasing shares of any Fund through us as Selling Agent, you will purchase such shares only from your customers, in which case you shall pay the applicable net asset value determined in accordance with each Fund’s then current Prospectus, less any applicable CDSC, if such Fund imposes a CDSC (including any Class A CDSC).

(a)                                      Shares of any Fund may be liquidated by sale thereof to such Fund or to us as Agent for such Fund at the applicable net asset value, less any applicable CDSC, determined in the manner described in the then current Prospectus. If delivery is not made within ten (10) days from the date of the transaction, the right is reserved, without notice, to cancel the transaction, in which event you will be held responsible for any loss to the Fund, or to us, including loss of profit resulting from your failure to make payment.

(b)                                In no event shall you withhold placing orders so as to profit from such withholding by a change in the net asset value from that used in determining the price to your customer, or otherwise.  You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the applicable public offering price described in the Fund’s then current Prospectus (less your concession), provided, however, that the foregoing does not prevent the purchase of shares of a Fund by you for your own bona fide investment.  All sales to your customers shall be at the applicable public offering prices determined in accordance with the Fund’s then current Prospectus.

(c)                                 You will submit to us only orders that are received on a timely basis prior to the close of business on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) and have procedures in place designed to prevent orders received after the Market Close from being aggregated with orders received before Market Close, and to minimize errors that could result in late transmission of orders to the Funds.

(d)                                In all sales of Shares to the public, you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Distributor, a Company, any Fund or for any other member of the Selling Group.

8.                                      Shareholder Communication: You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Fund’s shares:

(a)                                 All proxy or information statements prepared for circulation to shareholders of record;

(b)                                 Annual reports;

(c)                                  Semi-annual reports; and

(d)                                 All updated prospectuses, supplements, and amendments thereto.

9.                                      Shareholder Information:

The Funds are not intended to serve as vehicles for frequent trading in response to short-term stock market fluctuations. Certain trading practices including, but not limited to, trading to engage in international arbitrage, trading based on a “market timing” pattern, frequent trading to take advantage of inefficiencies in Fund pricing, and similar trading practices are considered to be abusive trading practices (“Abusive Trading”) because such trading practices can have an adverse impact on management of a Fund and may increase Fund expenses and affect Fund performance.  The Funds have policies designed to discourage and prevent Abusive Trading.

(a)                                 With respect to sales made through omnibus accounts:

These policies, which may be changed from time to time, are set forth in Appendix E to this Agreement.  You hereby agree to provide the services necessary to monitor the purchase and redemption activity of your customers in order to detect and prevent Abusive Trading and to otherwise comply with the policies and procedures set forth in Appendix E.

(b)                                 With respect to sales not made through omnibus accounts:

You agree not to establish omnibus accounts on our recordkeeping system reflecting aggregate ownership of shares of a Fund by shareholders purchasing shares through you.  You understand that we will treat accounts established for shareholders who purchase shares through you pursuant to this Selling Agreement as individual accounts. Trading in such accounts will be subject to policies and procedures with respect to frequent purchases and redemptions of fund shares by shareholders adopted by the Funds’ Boards of Directors. You also agree to comply with applicable provisions of Rule 22c-2 of the 1940 Act, including Rule 22c-2(a)(2), requiring you to notify the Fund in the event that you intend to establish an omnibus account with the Fund.

10.                               Refund of Sales Charge: If the shares of any Fund confirmed to you hereunder are repurchased by such Fund, or by us as Agent for such Fund, or are tendered for liquidation to such Fund, within seven (7) business days after such confirmation of your original order, then you shall forthwith repay to such Fund the full dealer concession allowed to you on the sale of such Fund shares. You shall refund to the Fund immediately upon receipt the amount of any dividends or distributions paid to you as nominee for your clients with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares.  The Distributor shall notify you of such repurchase or redemption within ten (10) days from the day on which the redemption order is delivered to us or to such Fund.  Termination or cancellation of this Agreement will not relieve the parties from the requirements of this paragraph.

11.                               Prospectus Delivery: You will provide each investor purchasing shares of any Fund through you with the current Prospectus prior to or at the time of purchase. You will provide any such investor who so requests with the applicable SAI.

12.                               Statements and Representations: No person is authorized to make any statements or representations relating to the shares of any Fund, except those contained in its then current Prospectus, which you agree to deliver to investors in accordance with applicable regulations, and such information as the Distributor may supply or authorize as supplemental information (“Supplemental Information”) to such Prospectus (i.e., advertisements and sales literature) except that advertising, promotional and other written materials relating to the availability of Fund shares through you prepared by you and approved by the Funds may include the names of particular Funds that are available to your customers or may indicate generally that you make available to your customers certain Funds distributed by the Distributor and except as required by any applicable federal or state law, rule or regulation.

You shall not allow unauthorized statements or information designated by us as “Not For Use With The Public” to be distributed directly or indirectly to an investor. You shall deliver to us for prior approval (such approval not to be unreasonably withheld) any Supplemental Information prepared by you for use with the public.

In ordering shares of any Fund you shall rely solely and conclusively on the representations contained in its then current Prospectus and Supplemental Information, if any, additional copies of which are and will be available on request. In no transaction shall you have any authority whatever to act as agent for any Fund, or for us, or for any other distributor. Nothing in this Agreement shall constitute either of us the agent of the other, or shall constitute you or any Fund the agent of the other.

13.                               Status as a Registered Broker-Dealer: Each party to this Agreement hereby represents and warrants that it is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; that it is qualified to act as a broker-dealer in the states and jurisdictions where it transacts business; and that it is a member in good standing of FINRA.

14.                               Additional Representations and Warranties: The Distributor represents and warrants that:

(a)                                 The Funds, the Prospectus and all Supplemental Information distributed by us to you for distribution to the public will comply with all applicable state and federal laws, rules, and regulations; and

(b)                                 Each Class of Shares of the Funds may legally be sold in every State within the United States unless you are notified in writing to the contrary.

With respect to the HLS Funds, you represent and warrant that:

(c)                                  You will only sell shares of the HLS Funds to Qualified Plans as the term is defined in Section 3 of this Agreement;

(d)                                 You will provide all Qualified Plans with a copy of the Exemptive Order issued to the HLS Funds; and

(e)                                  You will forward all applications for purchase of shares of the HLS Funds to the Distributor.

15.                               Cross Indemnification: Each party to this Agreement agrees to indemnify and hold the other party (the “non-breaching party”) harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by the non-breaching party as a result of any breach by the other party of the terms of this Agreement or of any representation or warranty made by such party; provided the non-breaching party notifies the other party promptly after commencement of any action brought against it for which it may seek indemnity.  This provision shall survive the termination of the Agreement.

16.                               Pricing Errors: With respect to any pricing errors relating to transactions entered into by you on behalf of your customers, you agree to use your best efforts in cooperating with us to resolve and remedy such errors upon receipt of notice from us. The Distributor will adjust transactions in accordance with procedures established by the Company and the Distributor will notify you of such adjustments.

17.                               Modification and Amendment:

(a)                                 The Distributor reserves the right, in its sole discretion and without notice to you or to any distributor, to suspend sales, to withdraw any offering, to change the offering prices, to modify any Appendix, Addendum or other attachment to this Agreement, or to modify or cancel this Agreement (including the provision for Plan payments pursuant to a Plan of Distribution described in Section 5).

(b)                                 Except as set forth in Section 17(a) above, no modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by all parties.

18.                               Termination. This Agreement may be terminated by either party (i) without cause upon ninety (90) days’ prior written notice; or (ii) in the event of a material breach of this Agreement by the other party, immediately by giving written notice, if, after having given written notice of the material breach to the other party, which notice sets forth in reasonable detail the nature of the breach, the other party fails to correct the material breach or otherwise come into full compliance with the terms of this Agreement within ten (10) business days of written notice of the material breach.  Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund (1) at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Directors of the Company who are not interested persons of the Company or by a vote of a majority of the outstanding voting shares of a Fund, as defined in the 1940 Act, on not more than sixty (60) days’ written notice to the parties to this Agreement, or (2) automatically in the event of the Agreement’s assignment as defined in the 1940 Act.  This Agreement will automatically terminate without notice if you are expelled or suspended from FINRA.  Notwithstanding the foregoing, the sections in this Agreement that provide for their survival of the Agreement will survive its termination.

19.                               Investor’s Account Instructions: With respect to the Retail Funds, if any investor’s account is established without the investor signing the application form, you represent that the instructions relating to the registration (including the investor’s tax identification number) and selected options furnished to the Retail Fund (whether on the application form, in some other document, or orally) are in accordance with the investor’s instructions, and you agree to indemnify the Retail Fund, its Transfer Agent, and us for any loss or liability resulting from acting upon such instructions. The Distributor agrees to hold harmless and indemnify you for any loss or liability arising out of our negligence in processing such instructions.

20.                               Liability: Nothing contained herein shall be deemed to protect you against any liability to us, the Funds or the Funds’ shareholders to which you would otherwise be subject by reason of negligence, willful misfeasance, or bad faith in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

21.                               Protected Information: Each party represents and warrants that it has adopted policies and procedures reasonably designed to comply with Regulation P or S-P, as applicable (“Privacy Law”) and each acknowledges that it is prohibited from using or disclosing any nonpublic personal information as defined in the Privacy Law (“Client Information”) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) to its affiliates; or (iv) as reasonably necessary to perform this Agreement, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. For purposes of this Agreement, the parties agree that Client Information shall include the names of your customers, related contact information and any other information relating to your customers provided by you.

The parties to this Agreement further acknowledge and understand that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to, or is otherwise obtained by, the other party, its affiliates, agents or representatives during the term of and in connection with this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business.  Each party agrees not to use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to such party as set forth in the Agreement, and each party agrees to cause all of its respective employees, agents, representatives, or any other party to whom it may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

This Section 21 shall survive the termination of this Agreement.

22.                               Anti-Money Laundering Program: You and the Distributor agree to cooperate and share information with one another pursuant to Sections 312, 313 and 314 of the USA PATRIOT Act so as to enable each of us to conduct enhanced due diligence monitoring of customer activity involving any customer identified as a senior foreign political figure or maintaining a residence in a jurisdiction deemed non-cooperative in the fight against international money laundering by the Financial Action Task Force.

The Distributor has implemented its anti-money laundering program pursuant to the 31 U.S C. Section 5318(h) Section 352 of the USA PATRIOT Act and all applicable implementing regulations.  Upon request, the Distributor will share its anti-money laundering program with you.

The Distributor is dependent upon your cooperation for your customers’ identification and behavior evaluation.  Upon request, you will promptly provide us such documentation regarding your know your customer and anti-money laundering policies, and /or evidencing the identity of the beneficial owners of Funds shares as is necessary to permit the Distributor, the Funds, and the Transfer Agent to comply with applicable “know your customer” and anti-money laundering laws and regulations.  You agree to monitor for suspicious transactions and to assist the Transfer Agent in monitoring for such transactions upon the Transfer Agent’s request.  You further represent and warrant that you: (i) have established policies and procedures designed to prevent and detect money laundering and to meet the applicable anti-money laundering legal and regulatory requirements;  (ii) have identified, will continue to identify and will retain all documentation necessary to identify your customers and their sources of funds; (iii) do not believe, have no current reason to believe and will notify us immediately if you come to have reason to believe that any of your customers holding Fund shares through you are engaged in money laundering activities or are associated with any terrorist or terrorist organization; (iv) have financial transaction surveillance procedures for FinCEN reporting purposes; and (v) have a protocol to facilitate appropriate federal regulatory examiners’ inspections.

You and the Distributor agree to not sell subscriptions for Fund shares to: (1) any investor listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, and for which any Fund shares transaction is prohibited under the various economic sanctions laws and regulations administered by OFAC, or (2) a foreign “shell bank” (i.e., a bank that (a) does not maintain a physical presence in any jurisdiction); and (b) is not (i) an affiliate of a bank that maintains a physical presence, and (ii) subject to regulation by the governmental authority that regulates the non-shell bank affiliate.

23.                               Market Timing: You represent that you have and agree to maintain policies and procedures reasonably designed to identify and prevent customers from abusive short-term trading arbitrage activity (“Market Timing”) in connection with the purchase, exchange, and sales of a Fund’s shares or in connection with engaging in arbitrage activity to the detriment of long-term shareholders. You agree that you will not assist or facilitate Market Timing activity on behalf of your clients as described in a Fund’s then-current Prospectus and agree to cooperate with the Distributor and the Fund to identify and prevent your clients from such Market Timing or arbitrage activity.

24.                               Record Retention and Audits: You shall retain all records required to be kept by state and federal law relating to your actions pursuant to this Agreement and, upon the Distributor’s request, you will make such records available to the Funds.  The Distributor and/or the Funds each reserves the right to conduct an audit of you and your affiliates to monitor compliance with the terms of the Agreement and the Fund(s’) policies on the acceptance of orders for purchase or redemption and Market Timing.  Such audit(s) may be conducted by the Distributor and/or the Funds or an agent of either upon reasonable notice.  This provision shall survive the termination of the Agreement with respect to transactions occurring before such termination.

25.                               Dispute Resolution: In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration in accordance with the Code of Arbitration Procedures of FINRA in effect at the time of the dispute.  Any decision that shall be made in such arbitration shall be final and binding and shall have the same force and effect as a judgment in a court of competent jurisdiction.  In the event of any dispute between the parties, both parties will continue to so perform their obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof.  This provision shall survive the termination of the Agreement.

26.                               Acceptance of Terms; Entire Agreement: If the foregoing completely expresses the terms of the Agreement between us, please so signify by executing, in the space provided, the annexed duplicate of this Agreement and return it to us, retaining the original copy for your own files. This Agreement shall become effective upon the earliest of our receipt of a signed copy hereof or the first order placed by you for any of the Funds’ shares after the date below, which order shall constitute acceptance of this Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, relating to the sale of shares of any of the Funds or any other subject covered by this Agreement.  All amendments to this Agreement, including any changes made pursuant to any Appendix, shall take effect as of the date of the first order placed by you for any of the Fund’s shares after the date set forth in the notice of amendment sent to you by the Distributor.

27.                               Assignment: Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

28.                               Partial Invalidity: If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.  Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

29.                               Waiver: Failure of the Distributor to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

30.                               Heading: The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

31.                               Applicable Law:  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

32.                               Counterparts: This Agreement may be executed in one or more counterparts, all of which together shall constitute an original Agreement.

33.                               Effective Date: This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

— Signatures on Following Page —

HARTFORD FUNDS DISTRIBUTORS, LLC

By:

Name:

Title:

Date:

Please execute this Selling Agreement as indicated below and return it to us at the address set forth above.

(Dealer’s Name)

(Street Address)

	(City)	(State)	(Zip Code)

	(Telephone No.)			(Facsimile No.)

By:
(Authorized Signature)

(Name and Title)

☐                                    Please indicate if you intend to execute a Networking Agreement to allow use of the National Securities Clearing Corporation system.

☐                                    Please indicate if you intend to execute an Account Aggregation Agreement.